SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 10, 2008 (June 9, 2008)

Date of Report (Date of Earliest Event Reported)

Synovus Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Georgia (State of Incorporation)	1-10312 (Commission File Number)	58-1134883 (IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 644-4982

(Registrant's telephone number, including area code)

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

See Item 8.01 below.

Item 8.01	Other Events.

As previously disclosed, the FDIC has been conducting an investigation of the policies, practices and procedures used by Columbus Bank and Trust Company (“CB&T”), a wholly owned banking subsidiary of Synovus Financial Corp. (“Synovus”), in connection with the credit card programs offered pursuant to its Affinity Agreement with CompuCredit Corporation (“CompuCredit”). CB&T issues credit cards that are marketed and serviced by CompuCredit pursuant to the Affinity Agreement. A provision of the Affinity Agreement generally requires CompuCredit to indemnify CB&T for losses incurred as a result of the failure of credit card programs offered pursuant to the Affinity Agreement to comply with applicable law. Synovus is subject to a per event 10% share of any such loss, but Synovus’ 10% payment obligation is limited to a cumulative total of $2 million for all losses incurred.

On June 9, 2008, the FDIC and CB&T entered into a settlement related to this investigation. CB&T did not admit or deny any alleged violations of law or regulations or any unsafe and unsound banking practices in connection with the settlement. As a part of the settlement, CB&T and the FDIC entered into a Cease and Desist Order and Order to Pay whereby CB&T agreed to: (1) pay a civil money penalty in the amount of $2.4 million; (2) institute certain changes to CB&T’s policies, practices and procedures in connection with credit card programs; (3) continue to implement its compliance plan to maintain a sound risk-based compliance management system and to modify them, if necessary, to comply with the Order; and (4) maintain its previously established Director Compliance Committee to oversee compliance with the Order. The civil money penalty will be paid by CB&T, and CompuCredit will not be subject to its indemnification obligations described above.

CB&T and the FDIC also entered into an Order for Restitution pursuant to which CB&T agreed to establish and maintain an account in the amount of $7.5 million to ensure the availability of restitution with respect to categories of consumers, specified by the FDIC, who activated Aspire credit card accounts issued pursuant to the Affinity Agreement on or before May 31, 2005. The FDIC may require the account to be applied under the following circumstances: (1) if CompuCredit is required by an order or other agreement with the FDIC or the Federal Trade Commission (“FTC”), including an order or agreement issued or made pursuant to a settlement arrangement, to pay restitution to any consumers who activated their Aspire credit cards before May 31, 2005, and CompuCredit defaults, in whole or in part, on its obligation to make the required restitution, the FDIC may require the account to be applied to the extent of such default; or (2) if the FDIC and the FTC are unable to obtain an order or agreement requiring CompuCredit to pay restitution to any consumers who activated their Aspire credit cards before May 31, 2005, because of a reason other than the merits of their claims and despite making reasonable efforts to do so, the FDIC may require the account to be applied in full. This $7.5 million account represents a contingent liability of CB&T under U.S. generally accepted accounting principles. CB&T has not recorded a loss for this contingent liability. Any amounts paid from the restitution account are expected to be subject to the indemnification provisions of the Affinity Agreement described above. Synovus does not currently expect that the settlement will have a material adverse effect on its consolidated financial condition, results of operations or cash flows.

On May 23, 2008, CompuCredit and its wholly owned subsidiary, CompuCredit Acquisition Corporation, sued CB&T and Synovus in the State Court of Fulton County, Georgia, alleging breach of contract with respect to the Affinity Agreement. CompuCredit seeks compensatory and general damages and a full accounting of the shares received by CB&T and Synovus in connection with the MasterCard and Visa initial public offerings. CB&T and Synovus intend to vigorously defend themselves against these allegations. Based on current knowledge and advice of counsel, management does not believe that the eventual outcome of this case will have a material adverse effect on Synovus’ consolidated financial condition, results of operations or cash flows. It is possible, however, that in the event of unexpected future developments the ultimate resolution of this matter, if unfavorable, may be material to Synovus’ results of operations for any particular period.

This Current Report on Form 8-K contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 as amended by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding Synovus’ expectation that the settlement and the pending litigation with CompuCredit will not have a material adverse impact on Synovus and Synovus’ expectation concerning CompuCredit’s indemnification obligations. These statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements. A number of important factors could cause actual results to differ materially from those contemplated by our forward-looking statements in this Current Report on Form 8-K. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to, those found in Synovus’ filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. We do not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP. (“Synovus”)

Dated: June 10, 2008	By:/s/ Samuel F. Hatcher Samuel F. Hatcher Executive Vice President, General Counsel and Secretary